Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
July 22, 2021

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2021 SECOND QUARTER FINANCIAL RESULTS
Board of Directors declared a quarterly dividend on Series A, Series B and Series C Preferred Stock
SANTA CLARA, Calif. — July 22, 2021 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the second quarter ended June 30, 2021.
Consolidated net income available to common stockholders for the second quarter of 2021 was $502 million, or $9.09 per diluted common share, compared to $532 million, or $10.03 per diluted common share, for the first quarter of 2021 and $229 million, or $4.42 per diluted common share, for the second quarter of 2020. Consolidated net income available to common stockholders for the six months ended June 30, 2021 was $1.0 billion, or $19.10 per diluted common share, compared to $361 million, or $6.97 per diluted common share, for the comparable 2020 period.
"Thriving markets for our clients, an improving economy, and effective execution contributed to another quarter of exceptional performance and profitability," said Greg Becker, President and CEO of SVB Financial Group. "Our excellent results and improved full year growth outlook underscore the importance of our continued focus on the innovation economy, and further validate our ongoing investments in employee enablement, client experience, and infrastructure enhancement to drive and support our growth. In addition, we are investing opportunistically, as we said we would in expanding our capabilities through private banking, wealth management, and investment banking, to meet the full range of our clients’ needs. The innovation economy offers tremendous opportunities for growth and we are focused on making the right decisions and investments now to benefit from that growth over the long-term."
Highlights of our second quarter 2021 results (compared to first quarter 2021, unless otherwise noted) included:
•Average loans of $49.8 billion, an increase of $3.5 billion (or 7.6 percent).
•Period-end loans of $50.8 billion, an increase of $3.1 billion (or 6.5 percent).
•Average fixed income investment securities of $72.3 billion, an increase of $18.7 billion (or 35.0 percent).
•Period-end fixed income investment securities of $83.9 billion, an increase of $16.7 billion (or 24.9 percent).
•Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $45.9 billion (or 17.5 percent) to $308.1 billion, which includes an increase in average on-balance sheet deposits of $23.2 billion (or 20.9 percent).
•Period-end total client funds increased $41.0 billion (or 14.2 percent) to $329.0 billion, which includes an increase in period-end on-balance sheet deposits of 21.7 billion (or 17.5 percent).
•Issuance and sale of additional 300,000 shares of common stock on April 14, 2021, under the full exercise of the underwriters' over-allotment option of our previous underwritten public offering in the first quarter of 2021, resulting in additional net proceeds of approximately $146 million.
•Issuance of $1.0 billion in depositary shares representing an ownership interests in shares of Series C Preferred Stock resulting in net proceeds of approximately $988 million.
•Issuance of $500 million of 2.100% Senior Notes due May 2028.
•Net interest income (fully taxable equivalent basis) of $735 million, an increase of $70 million (or 10.5 percent).
•Provision for credit losses was $35 million, compared to $19 million.
•Net loan charge-offs of $12 million, or 10 basis points of average total loans (annualized) compared to $90 million, or 79 basis points. The first quarter of 2021 included an $80 million pre-tax charge-off related to potentially fraudulent activity discussed in previous filings.

•Net gains on investment securities of $305 million compared to $167 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $192 million, compared to $142 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)
•Net gains on equity warrant assets of $122 million, compared to $222 million.
•Noninterest income of $761 million, an increase of $17 million (or 2.3 percent). Non-GAAP core fee income increased $13 million (or 8.2 percent) to $172 million. Non-GAAP SVB Leerink revenue decreased $46 million (or 27.7 percent) to $120 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)
•Noninterest expense of $653 million, an increase of $17 million (or 2.7 percent).
•GAAP operating efficiency ratio of 43.9 percent, compared to 45.3 percent. Non-GAAP core operating efficiency ratio of 56.4 percent, compared to 58.5 percent. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”) Our GAAP and non-GAAP core operating efficiency ratios improved primarily as a result of higher GAAP total revenue and non-GAAP taxable equivalent revenue, driven by higher net interest income, relative to the increase in expenses.

Boston Private Financial Holdings, Inc. Acquisition

On July 1, 2021 we completed the acquisition of Boston Private Financial Holdings, Inc. ("Boston Private") for approximately $1.2 billion in consideration. Under the terms of the merger agreement each share of Boston Private common stock was converted into the right to receive 0.228 shares of SIVB common stock and $2.10 in cash. For the transaction, we issued approximately 1.9 million shares of SIVB common stock and registered an additional 99,000 shares of SIVB common stock issuable upon the exercise, vesting or settlement of converted legacy Boston Private equity awards. As a result of this acquisition, we recognized merger-related charges in our income statement attributable to the merger and integration of Boston Private. For more information on our merger-related charges, see the section titled "Noninterest Expense" in this release.

Our full year 2021 outlook has been updated to reflect the acquisition of Boston Private and is included in this release under the section "Financial Outlook."

Coronavirus Disease 2019 ("COVID-19") Pandemic Update

During the second quarter of 2021, the economic environment improved with the increase in vaccine rates resulting in the lifting of business restrictions and increased business activity. Our overall credit trends have also continued to remain stable. Throughout the pandemic, our business and clients have demonstrated remarkable resilience and growth even while most of our employees and partners continue to work from home. We continue to carefully monitor the trajectory of the economic recovery, which could be impacted by the emergence of new variants and prolonged spread of COVID-19, delays in vaccination programs and potential government lockdowns. We continue to support our clients, employees and communities.

Second Quarter 2021 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Six months ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
Income statement:
Diluted earnings per common share	$9.09	$10.03	$7.40	$8.47	$4.42	$19.10	$6.97
Net income available to common stockholders	502	532	388	442	229	1,034	361
Net interest income	728	660	592	528	513	1,388	1,037
Provision (reduction) for credit losses (1)	35	19	(38)	(52)	66	54	310
Noninterest income	761	744	622	547	369	1,505	670
Noninterest expense	653	636	665	491	480	1,289	879
Non-GAAP core fee income (2)	172	159	156	146	132	331	301
Non-GAAP core fee income plus SVB Leerink revenue (2)	292	325	307	254	291	617	522
Non-GAAP SVB Leerink revenue (2)	120	166	151	108	159	286	221
Non-GAAP noninterest income, net of noncontrolling interests (2)	648	719	576	519	355	1,367	658
Non-GAAP noninterest expense, net of noncontrolling interests (2)	653	636	665	491	480	1,289	879
Fully taxable equivalent:
Net interest income (2) (3)	$735	665	$597	$532	$517	$1,400	$1,044
Net interest margin	2.06%	2.29%	2.40%	2.53%	2.80%	2.16%	2.95%
Balance sheet:
Average total assets	$150,717	$124,815	$103,754	$88,348	$78,433	$137,837	$75,419
Average loans, amortized cost	49,812	46,281	41,525	37,319	36,512	48,056	35,086
Average available-for-sale securities	24,358	28,248	28,114	20,027	12,784	26,292	13,175
Average held-to-maturity securities	47,914	25,295	13,289	12,553	13,040	36,667	13,308
Average noninterest-bearing demand deposits	91,530	73,233	61,663	51,544	46,088	82,432	43,712
Average interest-bearing deposits	42,230	37,375	30,774	26,136	21,829	39,816	21,151
Average total deposits	133,760	110,608	92,437	77,680	67,916	122,248	64,862
Average short-term borrowings	39	12	10	16	618	26	794
Average long-term debt	1,604	1,162	843	843	490	1,384	419
Period-end total assets	163,399	142,347	115,511	96,917	85,731	163,399	85,731
Period-end loans, amortized cost	50,754	47,675	45,181	38,414	36,727	50,754	36,727
Period-end available-for-sale securities	23,876	25,986	30,913	25,904	18,452	23,876	18,452
Period-end held-to-maturity securities	59,992	41,165	16,592	12,982	12,859	59,992	12,859
Period-end non-marketable and other equity securities	1,943	1,858	1,802	1,548	1,271	1,943	1,271
Period-end noninterest-bearing demand deposits	101,259	84,440	66,519	57,508	49,161	101,259	49,161
Period-end interest-bearing deposits	44,579	39,710	35,463	27,265	25,345	44,579	25,345
Period-end total deposits	145,838	124,150	101,982	84,773	74,506	145,838	74,506
Period-end short-term borrowings	34	39	20	19	51	34	51
Period-end long-term debt	1,834	1,338	844	844	843	1,834	843
Off-balance sheet:
Average client investment funds	$174,327	$151,579	$133,105	$123,564	$109,260	$162,954	$106,374
Period-end client investment funds	183,167	163,882	141,053	126,781	115,921	183,167	115,921
Total unfunded credit commitments	36,385	33,987	31,982	30,330	28,127	36,385	28,127
Earnings ratios:
Return on average assets (annualized) (4)	1.34%	1.73%	1.49%	1.99%	1.17%	1.51%	0.96%
Return on average SVBFG common stockholders’ equity (annualized) (5)	21.69	27.04	20.23	24.19	13.36	24.14	10.83
Asset quality ratios:
Allowance for credit losses for loans as a % of total loans	0.78%	0.82%	0.99%	1.34%	1.61%	0.78%	1.61%
Allowance for credit losses for performing loans as a % of total performing loans	0.71	0.74	0.87	1.17	1.46	0.71	1.46
Gross loan charge-offs as a % of average total loans (annualized) (1)	0.12	0.83	0.22	0.30	0.17	0.46	0.30
Net loan charge-offs as a % of average total loans (annualized) (1)	0.10	0.79	0.09	0.26	0.12	0.43	0.23
Other ratios:
Operating efficiency ratio (6)	43.85%	45.31%	54.79%	45.66%	54.39%	44.56%	51.48%
Non-GAAP core operating efficiency ratio (2)	56.38	58.52	62.67	56.86	55.70	57.40	51.59
Total cost of deposits (annualized) (7)	0.04	0.04	0.04	0.04	0.03	0.04	0.13
SVBFG CET 1 risk-based capital ratio	11.93	12.18	11.04	12.31	12.63	11.93	12.63

Bank CET 1 risk-based capital ratio	13.66	12.93	10.70	10.75	11.08	13.66	11.08
SVBFG tier 1 risk-based capital ratio	14.95	14.01	11.89	13.25	13.62	14.95	13.62
Bank tier 1 risk-based capital ratio	13.66	12.93	10.70	10.75	11.08	13.66	11.08
SVBFG total risk-based capital ratio	15.53	14.62	12.64	14.19	14.77	15.53	14.77
Bank total risk-based capital ratio	14.26	13.56	11.49	11.75	12.28	14.26	12.28
SVBFG tier 1 leverage ratio	7.77	8.01	7.45	8.26	8.68	7.77	8.68
Bank tier 1 leverage ratio	6.96	7.20	6.43	6.45	6.91	6.96	6.91
Period-end loans, amortized cost, to deposits ratio	34.80	38.40	44.30	45.31	49.29	34.80	49.29
Average loans, amortized cost, to average deposits ratio	37.24	41.84	44.92	48.04	53.76	39.31	54.09
Book value per common share (8)	$176.10	$163.25	$151.86	$143.91	$134.89	$176.10	$134.89
Tangible book value per common share (2) (9)	172.44	159.50	147.92	140.37	131.32	172.44	131.32
Other statistics:
Average full-time equivalent ("FTE") employees	4,808	4,601	4,419	4,216	3,855	4,705	3,764
Period-end full-time equivalent ("FTE") employees	4,932	4,656	4,461	4,336	3,984	4,932	3,984

(1)This metric for the quarter ended March 31, 2021 and six months ended June 30, 2021 includes the impact of an $80 million charge-off related to potentially fraudulent activity discussed in previous filings.
(2)To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
(3)Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent. The taxable equivalent adjustments were $7 million for the quarter ended June 30, 2021, $6 million for the quarter ended March 31, 2021, $5 million for the quarter ended December 31, 2020, $4 million for the quarter ended September 30, 2020 and $4 million for the quarter ended June 30, 2020. The taxable equivalent adjustments were $12 million and $7 million for the six months ended June 30, 2021 and June 30, 2020, respectively.
(4)Ratio represents annualized consolidated net income available to common stockholders divided by average assets.
(5)Ratio represents annualized consolidated net income available to common stockholders divided by average SVB Financial Group ("SVBFG") common stockholders’ equity.
(6)Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.
(7)Ratio represents annualized total cost of deposits and is calculated by dividing interest expense from deposits by average total deposits.
(8)Book value per common share is calculated by dividing total SVBFG common stockholders’ equity by total outstanding common shares.
(9)Tangible book value per common share is calculated by dividing tangible common equity by total outstanding common shares. Tangible common equity is a non-GAAP measure defined under the section “Use of Non-GAAP Financial Measures.”

Investment Securities
Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio increased $18.7 billion, or 35.0 percent, to $72.3 billion for the quarter ended June 30, 2021. Our total period-end fixed income investment securities portfolio increased $16.7 billion, or 24.9 percent, to $83.9 billion at June 30, 2021. Our period-end non-marketable and other equity securities portfolio remained relatively flat at $1.9 billion ($1.6 billion net of noncontrolling interests) at June 30, 2021, compared to the first quarter of 2021.

The weighted-average duration of our total fixed income securities portfolio was 4.5 years at June 30, 2021 and 4.8 years at March 31, 2021. In the second quarter of 2021, we entered into additional pay-fixed, receive-floating interest rate swap fair value hedge contracts for AFS securities to protect the fair value of these securities against potential increases in interest rates. As of June 30, 2021, the total notional balance of our interest rate swap contracts on our AFS securities portfolio was $12.8 billion. The weighted-average duration of our total fixed income securities portfolio, including the impact of our fair value swaps, was 3.9 years at June 30, 2021 and 4.3 years at March 31, 2021.

AFS Securities
Average AFS securities were $24.4 billion for the second quarter of June 30, 2021 compared to $28.2 billion for the first quarter of March 31, 2021. Period-end AFS securities were $23.9 billion at June 30, 2021 compared to $26.0 billion at March 31, 2021. The decrease in both average and period-end AFS securities was driven by a $2.8 billion re-designation of AFS securities to HTM securities, paydowns and maturities of $1.3 billion, partially offset by purchases of $1.8 billion, and an increase in fair value of $0.2 billion reflective of the decrease in interest rates during the quarter. The weighted-average duration of our AFS securities portfolio was 4.2 years at June 30, 2021 and 5.1 years at March 31, 2021. The weighted-average duration of AFS securities portfolio including the impact of our fair value swaps was 2.4 years at June 30, 2021 and 3.7 years at March 31, 2021.

HTM Securities
Average HTM securities were $47.9 billion for the second quarter of June 30, 2021, compared to $25.3 billion for the first quarter of March 31, 2021. Period-end HTM securities were $60.0 billion at June 30, 2021 compared to $41.2 billion at March 31, 2021. The increase in both average and period-end HTM securities were driven by purchases of $19.4 billion and the re-designation of $2.8 billion as mentioned above, partially offset by $3.4 billion in paydowns and maturities during the quarter. The weighted-average duration of our HTM securities portfolio was 4.6 years at both June 30, 2021 and March 31, 2021.

Loans
Average loans increased by $3.5 billion to $49.8 billion for the second quarter of 2021, compared to $46.3 billion for the first quarter of 2021. Period-end loans increased $3.1 billion to $50.8 billion at June 30, 2021, compared to $47.7 billion at March 31, 2021. Average and period-end loan growth came primarily from our Global Fund Banking and Technology and Life Science/Healthcare portfolios, while Private Bank also saw healthy growth. This growth was partially offset by a decrease in our SBA loans driven by an acceleration of forgiveness of these loans during the second quarter.

The following table provides a summary of our loans at amortized cost basis broken out by risk-based segment:

(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020
Global fund banking	$30,630	$27,307	$17,901
Investor dependent
Early stage	1,565	1,523	1,798
Mid stage	1,708	1,588	1,436
Later stage	2,055	2,056	1,906
Total investor dependent	5,328	5,167	5,140
Cash flow dependent
Sponsor led buyout	1,917	1,984	2,057
Other	2,926	2,960	2,788
Total cash flow dependent	4,843	4,944	4,845
Private bank (1)	5,297	5,064	3,816
Balance sheet dependent	2,804	2,501	1,693
Premium wine (1)	1,002	1,040	1,039
Other (1)	7	46	457
SBA loans	843	1,606	1,836
Total loans	$50,754	$47,675	$36,727

(1)As of June 30, 2021 and March 31, 2021, as a result of enhanced portfolio characteristic definitions for our risk-based segments, loans in the amounts of $484 million and $65 million and $493 million and $80 million, respectively, that would have been reported in Other under historical definitions, are now being reported in our Private Bank and Premium Wine risk-based segments, respectively.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $735 million for the second quarter of 2021, compared to $665 million for the first quarter of 2021. The $70 million increase from the first quarter of 2021 to the second quarter of 2021 was attributable primarily to the following:
•An increase in interest income from loans of $42 million to $472 million for the second quarter of 2021 due primarily to a $29 million increase in loan interest reflective of $3.5 billion in average loan growth, an $11 million increase in loan fee income primarily driven by an increase in prepayments as well as accelerated recognition of loan fees from PPP loan forgiveness and a $4 million increase due to the impact of one additional day in the second quarter of 2021.
◦Overall loan yields increased three basis points to 3.80 percent, primarily due to an increase in loan fee yields reflective of an increase in early payoffs in the second quarter of 2021 as compared to the first quarter of 2021 as well as accelerated recognition of loan fees from loan forgiveness on PPP loans during the second quarter of 2021, partially offset by a decrease in gross loan yields driven by lower LIBOR rates.
•An increase of $31 million in interest income from our fixed income investment securities reflective primarily of an $18.7 billion increase in average fixed income securities, partially offset by lower yields.
◦Overall we had a decrease in fixed income investment securities yields of 34 basis points due primarily to lower yields on $21.3 billion of purchased securities during the second quarter of 2021 as well as a decrease in yields from our interest rate swap hedges.
Net interest margin, on a fully taxable equivalent basis, was 2.06 percent for the second quarter of 2021, compared to 2.29 percent for the first quarter of 2021. The 23 basis point decrease in our net interest margin was due primarily to lower yields on fixed income investment securities as well as overall balance sheet growth resulting in a shift in the mix of interest earning assets from higher yielding loans to lower yielding cash and investments as a percentage of total interest earning assets.
For the second quarter of 2021, approximately 94 percent, or $46.8 billion, of our average loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 67 percent are tied to prime-lending rates and 33 percent are tied to LIBOR. As a result of the discontinuation of LIBOR at the end of 2021, we are preparing for the transition to an alternate reference rate and expect the percent of LIBOR loans to decrease over time.

Credit Quality
The following table provides a summary of our allowance for credit losses for loans, unfunded credit commitments and HTM securities:

	Three months ended			Six months ended
(Dollars in millions, except ratios)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Allowance for credit losses for loans, beginning balance	$392	$448	$549	$448	$305
Day one impact of adopting CECL	—	—	—	—	25
Provision for loans	16	34	52	50	301
Gross loan charge-offs (1)	(15)	(95)	(15)	(110)	(52)
Loan recoveries	3	5	4	8	12
Foreign currency translation adjustments	—	—	—	—	(1)
Allowance for credit losses for loans, ending balance	$396	$392	$590	$396	$590
Allowance for credit losses for unfunded credit commitments, beginning balance	105	121	85	121	67
Day one impact of adopting CECL	—	—	—	—	23
Provision (reduction) for unfunded credit commitments	15	(16)	14	(1)	9
Allowance for credit losses for unfunded credit commitments, ending balance (2)	$120	$105	$99	$120	$99
Allowance for credit losses for HTM securities, beginning balance	1	—	—	—	—
Provision for HTM securities	4	1	—	5	—
Allowance for credit losses for HTM securities, ending balance (3)	$5	$1	$—	$5	$—
Ratios and other information:
Provision for loans as a percentage of period-end total loans (annualized)	0.13%	0.29%	0.57%	0.20%	1.65%
Gross loan charge-offs as a percentage of average total loans (annualized)	0.12	0.83	0.17	0.46	0.30
Net loan charge-offs as a percentage of average total loans (annualized)	0.10	0.79	0.12	0.43	0.23
Allowance for credit losses for loans as a percentage of period-end total loans	0.78	0.82	1.61	0.78	1.61
Provision for credit losses	$35	$19	$66	$54	$310
Period-end total loans	50,754	47,675	36,727	50,754	36,727
Average total loans	49,812	46,281	36,512	48,056	35,086
Allowance for credit losses for nonaccrual loans	38	42	54	38	54
Nonaccrual loans	79	90	94	79	94

(1)Gross loan charge-offs for the three months ended March 31, 2021 and six months ended June 30, 2021 includes the impact of an $80 million charge-off related to potentially fraudulent activity discussed in previous filings.
(2)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(3)The "allowance for credit losses for HTM securities" is included as a component of HTM securities and presented net in our consolidated financial statements.
Our allowance for credit losses for loans increased $4 million to $396 million at June 30, 2021, compared to $392 million at March 31, 2021. The $4 million increase was driven primarily by an increase of $15 million in our performing reserves for loan growth, partially offset by a decrease of $7 million in our performing loan portfolio for improved economic factors and a $4 million decrease in reserves for nonaccrual loans. As a percentage of total loans, our allowance for credit losses for loans decreased 4 basis points to 0.78 percent at June 30, 2021, compared to 0.82 percent at March 31, 2021. The 4 basis point decline, due primarily to the factors described above, was driven by a 2 basis point decrease in both our performing loans reserve as a percentage of total loans and our nonaccrual individually assessed loans as a percentage of total loans.
The provision for credit losses was $35 million for the second quarter of June 30, 2021, consisting of the following:
•A provision for credit loss for loans of $16 million, driven primarily by a $15 million provision for loan growth described above, as well as $4 million for charge-offs not specifically reserved for at March 31, 2021, and $7 million for new nonperforming loans. These provisions were partially offset by a $3 million reduction for recoveries and the $7 million reduction for improved economic factors described above;
•A provision for credit loss for unfunded credit commitments of $15 million, driven primarily by growth in our outstanding commitments, as well changes in our unfunded portfolio composition that resulted in a longer portfolio lifetime and a corresponding provision; and

•A provision for credit losses for HTM securities of $4 million, driven primarily by the continued growth of our corporate bond portfolio in the second quarter of 2021.

Gross loan charge-offs were $15 million for the second quarter of June 30, 2021, of which $4 million was not specifically reserved for at March 31, 2021, driven by clients in our Technology and Life Science/Healthcare portfolios. The remaining $11 million of gross loan charge-offs was driven primarily by a single Cash Flow Dependent client.
Nonaccrual loans were $79 million at June 30, 2021, compared to $90 million at March 31, 2021. Our nonaccrual loan balance decreased $11 million driven primarily by $9 million in repayments and $11 million in charge-offs, partially offset by new nonaccrual loans of $9 million. Repayments were driven primarily by clients in our Technology and Life Science/Healthcare portfolios. New nonaccrual loans were driven primarily by clients in our Investor Dependent portfolio. Nonperforming loans, which includes nonaccrual loans of $79 million as well as $3 million of loans past due 90 days or more still accruing interest, as a percentage of total loans decreased to 0.16 percent for the second quarter of 2021 compared to 0.20 percent for the first quarter of 2021.
The allowance for credit losses for nonaccrual loans decreased $4 million to $38 million in the second quarter of 2021. The decrease was due primarily to $7 million in repayments and $11 million in charge-offs, partially offset by $14 million in additional reserves for nonaccrual loans, driven primarily from the new nonaccrual loans as noted above as well as $7 million for one Cash Flow Dependent - Sponsor Led Buyout client. Charge-offs and repayments were driven primarily by clients in our Technology and Life Science/Healthcare portfolio.
Client Funds
Our Total Client Funds consist of the sum of both our on-balance sheet deposits and off-balance sheet client investment funds. The following tables provide a summary of our average and period-end on-balance sheet deposits and off-balance sheet client investment funds:

Average On-Balance Sheet Deposits and Off-Balance Sheet Client Investment Funds (1)

	Average balances for the
	Three months ended			Six months ended
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest-bearing deposits	$42,230	$37,375	$21,829	$39,816	$21,151
Noninterest bearing demand deposits	91,530	73,233	46,087	82,432	43,711
Total average on-balance sheet deposits	$133,760	$110,608	$67,916	$122,248	$64,862

Sweep money market funds	$82,573	$67,138	$47,561	$74,856	$45,303
Client investment assets under management (2)	77,733	72,478	51,801	75,106	51,223
Repurchase agreements	14,021	11,963	9,898	12,992	9,849
Total average off-balance sheet client investment funds	$174,327	$151,579	$109,260	$162,954	$106,375

Period-end On-Balance Sheet Deposits and Off-Balance Sheet Client Investment Funds (1)

	Period-end balances at
(Dollars in millions)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Interest-bearing deposits	$44,579	$39,710	$35,463	$27,265	$25,345
Noninterest-bearing demand deposits	101,259	84,440	66,519	57,508	49,161
Total period-end on-balance sheet deposits	$145,838	$124,150	$101,982	$84,773	$74,506

Sweep money market funds	$90,402	$75,328	$59,844	$56,395	$49,388
Client investment assets under management (2)	78,698	75,970	70,671	60,773	56,023
Repurchase agreements	14,067	12,584	10,538	9,613	10,510
Total period-end off-balance sheet client investment funds	$183,167	$163,882	$141,053	$126,781	$115,921

(1)Off-Balance sheet client investment funds are maintained at third-party financial institutions.
(2)These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

The increases in our average and period-end Total Client Funds from the first quarter of 2021 to the second quarter of 2021 reflect growth in both on-balance sheet deposits and off-balance sheet client investments. We saw Total Client Funds growth across all portfolios with the primary contributors coming from our Technology and Life Science/Healthcare portfolios, driven by strong public and private fundraising, as well as from our Global Fund Banking portfolio.
Long-term Debt
Long-term debt increased by $0.5 billion to $1.8 billion at June 30, 2021 compared to $1.3 billion at March 31, 2021. The increase in long term debt was driven by the issuance of $500 million of 2.100% Senior Notes on May 13, 2021, resulting in net proceeds of approximately $496 million after deducting underwriting discounts, commissions and issuance costs.
Noninterest Income
Noninterest income was $761 million for the second quarter of 2021, compared to $744 million for the first quarter of 2021. Non-GAAP noninterest income, net of noncontrolling interests, was $648 million for the second quarter of 2021, compared to $719 million for the first quarter of 2021. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")
The increase in noninterest income was driven by higher net gains on investment securities, partially offset by decreases in gains on equity warrant assets and investment banking revenue. Non-GAAP noninterest income decreased as a result of an increase in income attributable to noncontrolling interests for the second quarter of 2021 compared to the first quarter.

Items impacting noninterest income for the second quarter of 2021 were as follows:

Net gains on investment securities
The following tables provide a summary of non-GAAP net gains on investment securities, net of noncontrolling interests, for the three months ended June 30, 2021 and March 31, 2021, respectively:

	Three months ended June 30, 2021
(Dollars in millions)	Managed Funds of Funds	Managed Direct Venture Funds	Managed Credit Funds	Public Equity Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains on investment securities, net	$197	$19	$6	$18	$1	$20	$44	$305
Less: income attributable to noncontrolling interests, including carried interest allocation	87	8	1	—	—	—	17	113
Non-GAAP gains on investment securities, net of noncontrolling interests	$110	$11	$5	$18	$1	$20	$27	$192

	Three months ended March 31, 2021
(Dollars in millions)	Managed Funds of Funds	Managed Direct Venture Funds	Managed Credit Funds	Public Equity Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains on investment securities, net	$31	$18	$7	$76	$1	$30	$4	$167
Less: income attributable to noncontrolling interests, including carried interest allocation	13	9	1	—	—	—	2	25
Non-GAAP gains on investment securities, net of noncontrolling interests	$18	$9	$6	$76	$1	$30	$2	$142

Non-GAAP net gains, net of noncontrolling interests, of $192 million for the second quarter of 2021 was driven primarily by gains in our managed fund of funds portfolio. The managed fund of funds portfolio gains were driven by unrealized valuation increases of private and public positions as well as fund distributions driven primarily by realized gains from one public company position.
The net gains in public equity securities of $18 million was driven by realized gains of $38 million from the sale of shares of Coinbase Global, Inc. common stock, offset by valuation decreases of positions held at June 30, 2021.
Net gains on equity warrant assets
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Equity warrant assets:
Gains on exercises, net	$78	$160	$9	$251	$33
Terminations	(1)	—	—	(1)	(1)
Changes in fair value, net	45	62	18	94	8
Total net gains on equity warrant assets	$122	$222	$27	$344	$40
Net gains on equity warrant assets for the second quarter of 2021 included $78 million of gains on exercises driven primarily by IPO activity during the quarter. The $45 million in net valuation increases were driven by our private company portfolio reflective primarily of pricing updates and pending exit activity.
At June 30, 2021, we held warrants in 2,718 companies with a total fair value of $266 million. Warrants in 53 companies each had fair values greater than $1 million and collectively represented $137 million, or 51.7 percent, of the fair value of the total warrant portfolio at June 30, 2021.
The gains (or losses) from investment securities from our non-marketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including, among other things, performance of the underlying portfolio companies, investor demand for IPOs and SPACs, fluctuations in the underlying valuation of these companies, levels of M&A activity and legal and contractual restrictions on our ability to sell the underlying securities.
Non-GAAP core fee income plus non-GAAP SVB Leerink revenue
The following table provides a summary of our non-GAAP core fee income, non-GAAP SVB Leerink revenue and non-GAAP core fee income plus SVB Leerink revenue:

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Non-GAAP core fee income:
Client investment fees	$15	$20	$32	$35	$75
Foreign exchange fees	67	57	36	124	84
Credit card fees	31	28	21	59	50
Deposit service charges	28	25	21	53	45
Lending related fees	18	16	11	34	24
Letters of credit and standby letters of credit fees	13	13	11	26	23
Total non-GAAP core fee income	$172	$159	$132	$331	$301
Investment banking revenue	103	142	142	245	188
Commissions	17	24	17	41	33
Total non-GAAP SVB Leerink revenue	$120	$166	$159	$286	$221
Total non-GAAP core fee income plus SVB Leerink revenue	$292	$325	$291	$617	$522

Non-GAAP core fee income increased from the first quarter of 2021 to the second quarter of 2021 primarily reflective of increases in foreign exchange fees, credit card fees, and deposit service charges partially offset by a decrease in client investment fees. Foreign exchange fees increased $10 million driven primarily by increased private equity activity as well as continued foreign currency risk hedging activity. Credit card fees increased $3 million primarily due to new client growth, relationship expansion and higher utilization. Deposit service charges increased $3 million due to strong deposit growth and higher transaction volumes. The $5 million decrease in client investment fees is reflective of a reduction in fee margin resulting from lower short-term market rates.
Non-GAAP SVB Leerink revenue decreased $46 million from the first quarter of 2021 to the second quarter of 2021 reflective of lower completed deal volume following record revenues from strong public markets activity in the first quarter of 2021.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP core fee income, non-GAAP SVB Leerink revenue and non-GAAP core fee income plus SVB Leerink revenue are provided under the section “Use of Non-GAAP Financial Measures.”

Noninterest Expense
Noninterest expense was $653 million for the second quarter of 2021, compared to $636 million for the first quarter of 2021. The increase of $17 million from the prior quarter was attributable primarily to an increase in our professional services expense and $19 million of merger-related charges recorded in the second quarter of 2021. Partially offsetting these increases was a decrease in compensation and benefits expense.
Professional services expense increased due primarily to higher consulting fees related to our continued effort towards investments in our infrastructure, initiatives related to our regulatory programs and operating projects to support our presence both domestically and internationally. These increases were partially offset by a decrease in outsourcing fees related to support for the second round of the Paycheck Protection Program during the first quarter of 2021.
Merger-related charges was a new noninterest expense line item for the second quarter of 2021 and consisted primarily of professional services and systems integration expenses related to the acquisition of Boston Private.
The following table provides a summary of our compensation and benefits expense:

	Three months ended			Six months ended
(Dollars in millions, except employees)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Compensation and benefits:
Salaries and wages	$146	$163	$124	$309	$240
Incentive compensation plans	162	150	121	312	187
Other employee incentives and benefits (1)	117	132	75	249	148
Total compensation and benefits	$425	$445	$320	$870	$575
Period-end full-time equivalent employees	4,932	4,656	3,984	4,932	3,984
Average full-time equivalent employees	4,808	4,601	3,855	4,705	3,764

(1)Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), ESOP, warrant incentive and retention plans, agency fees and other employee-related expenses.
The $20 million decrease in total compensation and benefits expense consists primarily of the following:
•A decrease of $17 million in salaries and wages expense due to $26 million of lower compensation costs reflective primarily of higher compensation costs attributable to strategic hires for SVB Leerink in the first quarter of 2021. The decrease was partially offset by an increase of $10 million in salaries and wages due to an increase in average full-time employees and the full quarter impact of merit increases, and
•A decrease of $15 million in other employee incentives and benefits due primarily to a decrease in warrant incentive plan expense reflective of lower gains on equity warrant assets in the second quarter of 2021 compared to the first quarter of 2021 and higher seasonal expense items relating to 401(k) matching contributions and employer-related payroll taxes as a result of the 2020 annual incentive compensation plan payments made in the first quarter annually, partially offset by
•An increase of $12 million in incentive compensation plans expense attributable primarily to an increase in our incentive compensation plan accrual as a result of improved financial outlook and an increase in the number of average FTEs.
Income Tax Expense
Our effective tax rate was 25.1 percent for the second quarter of 2021, compared to 25.9 percent for the first quarter of 2021. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests. The decrease in our effective tax rate was driven primarily by an increase in the recognition of excess tax benefits from share-based compensation in the second quarter of 2021 which is reflective of the annual vesting of our restricted stock units and increase in our stock price.

Noncontrolling Interests
Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net interest income (1)	$—	$—	$—	$—	$—
Noninterest income (1)	(36)	(16)	(6)	(52)	(3)
Noninterest expense (1)	—	—	—	—	—
Carried interest allocation (2)	(77)	(9)	(8)	(86)	(9)
Net income attributable to noncontrolling interests	$(113)	$(25)	$(14)	$(138)	$(12)

(1)Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.
(2)Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests of $113 million for the second quarter of 2021 was driven primarily by net gains on investment securities (including carried interest allocation) from our managed funds of funds portfolio.
SVBFG Stockholders’ Equity
Total SVBFG stockholders’ equity increased by $1.8 billion to $11.7 billion at June 30, 2021, compared to $9.9 billion at March 31, 2021, primarily due to $1.0 billion of capital raised related to our preferred stock issuance during the second quarter of 2021. We also issued and sold an additional 300,000 shares of common stock under the full exercise of the underwriter's over-allotment option from our first quarter equity raise resulting in additional net proceeds of approximately $146 million after deducting discounts and commissions. SVBFG stockholders' equity also increased due to net income of $502 million during the second quarter of 2021 as well as an increase in the net balance of accumulated other comprehensive income to $142 million from a balance of $21 million at March 31, 2021, driven primarily by an increase in the fair value of our AFS securities portfolio, reflective of decreases in market rates, partially offset by the cumulative adjustment for unrealized losses on securities transferred from AFS to HTM.
Preferred Stock
Series A Preferred Stock
On July 22, 2021, the Company's Board of Directors declared a quarterly cash dividend of $13.125 per share (representing $0.328125 per depositary share) on the Series A Preferred Stock. The dividend is payable on August 16, 2021 to holders of record at the close of business on August 2, 2021.
Series B Preferred Stock
On July 22, 2021, the Company's Board of Directors declared a quarterly cash dividend of $1,025 per share (representing $10.25 per depositary share) on the Series B Preferred Stock. The dividend is payable on August 16, 2021 to holders of record at the close of business on August 2, 2021.
Series C Preferred Stock
On May 13, 2021, the Company issued 1,000,000 depositary shares each representing a 1/100th ownership interest in a share of Series C Preferred Stock with a $0.001 par value and a liquidation preference of $100,000 per share, or $1,000 per depositary share. The Series C Preferred Stock is perpetual and has no stated maturity. Dividends, if approved and declared by the Board of Directors, are payable quarterly, in arrears, at a rate per annum equal to (i) (i) 4.000 percent from the original issue date to, but excluding, May 15, 2026, and (ii) the five-year treasury rate as of the most recent reset dividend determination date (calculated three business days prior to each reset period, which first occurs on May 15, 2026, and subsequently every five years from such date) plus 3.202 percent for each reset period from, and including, May 15, 2026. As of June 30, 2021, 1,000,000 depositary shares were issued and outstanding, had a carrying value of $985 million and a liquidation preference of $1.0 billion.
On July 22, 2021, the Company's Board of Directors declared a quarterly cash dividend of $1,022.222 per share (representing $10.22222 per depositary share) on the Series C Preferred Stock. The dividend is payable on August 16, 2021 to holders of record at the close of business on August 2, 2021.

SVB Financial and Bank Capital Ratios(1)

	June 30, 2021	March 31, 2021	June 30, 2020
SVB Financial:
CET 1 risk-based capital ratio	11.93%	12.18%	12.63%
Tier 1 risk-based capital ratio	14.95	14.01	13.62
Total risk-based capital ratio	15.53	14.62	14.77
Tier 1 leverage ratio	7.77	8.01	8.68
Tangible common equity to tangible assets ratio (2)	5.76	6.06	7.94
Tangible common equity to risk-weighted assets ratio (2)	12.02	12.11	13.68
Silicon Valley Bank:
CET 1 risk-based capital ratio	13.66%	12.93%	11.08%
Tier 1 risk-based capital ratio	13.66	12.93	11.08
Total risk-based capital ratio	14.26	13.56	12.28
Tier 1 leverage ratio	6.96	7.20	6.91
Tangible common equity to tangible assets ratio (2)	6.47	6.25	6.91
Tangible common equity to risk-weighted assets ratio (2)	13.76	12.87	12.17

(1)Regulatory capital ratios as of June 30, 2021 are preliminary.
(2)These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

June 30, 2021 Preliminary Results
Our tier 1 risk-based capital ratios and total risk-based capital ratios increased for both SVB Financial and Silicon Valley Bank as of June 30, 2021, compared to March 31, 2021. The increase in these capital ratios was due to growth in our capital outpacing growth in our risk-weighted assets. Capital for SVB Financial increased due to our issuance of preferred and common stock during the quarter and net income. The increase in capital for Silicon Valley Bank was driven by a $1.3 billion downstream capital infusion from our bank holding company during the second quarter of 2021 and net income.
Our Tier 1 leverage ratio decreased for both SVB Financial and Silicon Valley Bank as of June 30, 2021, compared to March 31, 2021. The decrease was due to growth in our average assets outpacing growth in our capital. The increase in average assets was driven by increases in our fixed income and loan portfolios as well as cash and cash equivalents. The increase in capital for SVB Financial and Silicon Valley Bank is described above.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations.

Financial Outlook
Our outlook for the year ending December 31, 2021, is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities based on management's assumptions and current expectations. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, including risks and uncertainties related to the COVID-19 pandemic and related government actions, which are discussed below under the section “Forward-Looking Statements.” Actual results may differ. (For additional information about our financial outlook, please refer to Q2 2021 Earnings Slides. See "Additional Information" below.)

With the close of the Boston Private acquisition on July 1, 2021, their performance will be reflected in our results beginning in the third quarter of 2021. We have presented guidance including and excluding Boston Private so that our investors can understand our organic growth and the full impact of the acquisition of Boston Private.

Our current outlook for the full year ending December 31, 2021, compared to our full year 2020 results, we currently expect the following outlook (please note that the outlook below does not include and/or take into account: (i) changes in interest rates, (ii) material deterioration in the overall economy and (iii) changes to the federal corporate tax rate, and includes management's updates to certain 2021 outlook metrics we previously disclosed on April 22, 2021):

	Current full year 2021 outlook compared to 2020 results (as of July 22, 2021) excluding Boston Private	Current full year 2021 outlook compared to 2020 results (as of July 22, 2021) including Boston Private
Average loan balances	Increase at a percentage rate in the mid-thirties	Increase at a percentage rate in the mid-forties
Average deposit balances	Increase at a percentage rate in the high eighties	Increase at a percentage rate in the low nineties
Net interest income (1)	Increase at a percentage rate in the low forties	Increase at a percentage rate in the mid-forties
Net interest margin (1)	Between 2.00% and 2.10%	Between 2.00% and 2.10%
Net loan charge-offs (2)	Between 0.20% and 0.40% of average total loans	Between 0.20% and 0.40% of average total loans
Core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) (3)	Increase at a percentage rate in the low double digits	Increase at a percentage rate in the high teens
SVB Leerink revenue (3)	Between $480 million and $510 million	Between $480 million and $510 million
Noninterest expense excluding merger-related charges (4) (5) (6)	Increase at a percentage rate in the mid-twenties	Increase at a percentage rate in the mid-thirties
Effective tax rate (7)	Between 25% and 27%	Between 25% and 27%

(1)Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, the COVID-19 pandemic and its effects on the economic and business environments in which we operate, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.
(2)Our outlook for loan charge-offs includes the impact of an $80 million charge-off related to potentially fraudulent activity discussed in previous filings.
(3)Core fee income and SVB Leerink revenue are each non-GAAP measures, which collectively represent noninterest income, but exclude certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income and non-GAAP SVB Leerink revenue to GAAP noninterest income for fiscal year ending 2021 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure. Core fee income does not include SVB Leerink revenue. SVB Leerink revenue represents investment banking revenue and commissions.
(4)Noninterest expense is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense to GAAP noninterest expense for the fiscal year ending 2021 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(5)Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.
(6)Pre-tax merger-related charges, associated with the Boston Private acquisition, are estimated to be approximately $100 million to $110 million in the second half of 2021 with approximately eighty percent to be recognized in the third quarter and approximately twenty percent in the fourth quarter. We expect a total of approximately $160 million to $190 million of pre-tax merger-related charges to be incurred over the next 24 months in addition to the $19 million recognized in the second quarter of 2021.
(7)Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, SVB Financial Group's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity and does not include assumptions for potential future tax rate changes.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Financial Outlook,” we make forward-looking statements discussing management’s expectations for 2021 about, among other things, economic conditions; the continuing and potential effects of the COVID-19 pandemic; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including loan growth, loan mix and loan yields; deposit growth; expense levels; our expected effective tax rate; accounting impact; financial results (and the components of such results) and the integration of Boston Private.
Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:
•market and economic conditions (including the general condition of the capital and equity markets, and IPO, secondary offering, SPAC fundraising, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);
•the COVID-19 pandemic and its effects on the economic and business environments in which we operate, and its effects on our operations, including, as a result of, prolonged work-from-home arrangements;
•the impact of changes from the Biden-Harris administration and the new U.S. Congress on the economic environment, capital markets and regulatory landscape, including monetary, tax and other trade policies;
•changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;
•the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;
•the adequacy of our allowance for credit losses and the need to make provisions for credit losses for any period;
•the sufficiency of our capital and liquidity positions;
•changes in the levels of our loans, deposits and client investment fund balances;
•changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;
•variations from our expectations as to factors impacting our cost structure;
•changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;
•variations from our expectations as to factors impacting the timing and level of employee share-based transactions;
•the occurrence of fraudulent activity, including breaches of our information security or cyber security-related incidents;
•business disruptions and interruptions due to natural disasters and other external events;
•the impact on our reputation and business from our interactions with business partners, counterparties, service providers and other third parties;
•the expansion of our business internationally, and the impact of international market and economic events on us;
•the effectiveness of our risk management framework and quantitative models;
•our ability to maintain or increase our market share, including through successfully implementing our business strategy and undertaking new business initiatives, including through the integration of Boston Private;

•greater than expected costs or other difficulties related to the integration of our business and that of Boston Private;
•variations from our expectations as to the amount and timing of business opportunities, growth prospects and cost savings associated with the acquisition of Boston Private;
•the inability to retain existing Boston Private clients and employees following the Boston Private acquisition;
•unfavorable resolution of legal proceedings or claims, as well as legal or regulatory proceedings or governmental actions;
•variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;
•changes in applicable accounting standards and tax laws; and
•regulatory or legal changes and their impact on us.
The operating and economic environment during the second quarter continued to be impacted by the COVID-19 pandemic and related government orders. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, potential variations of the virus, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.
For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.
Earnings Conference Call
On Thursday, July 22, 2021, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended June 30, 2021. The conference call can be accessed by dialing (833) 494-1484 or (236) 714-2618 and entering the confirmation number "2093345". A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on July 22, 2021.
Additional Information
For additional information about our business, financial results for the second quarter 2021 and financial outlook, please refer to our Q2 2021 Earnings Slides and Q2 2021 CEO Letter, which are available on the Investor Relations section of our website at www.svb.com. These materials should be read together with this release, and include important supplemental information including key considerations that may impact our financial outlook.
About SVB Financial Group
For nearly 40 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.
SVB Financial Group is the holding company for all business units and groups © 2021 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB LEERINK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Six Months ended
(Dollars in millions, except share data)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest income:
Loans	$472	$430	$365	$903	$748
Investment securities:
Taxable	251	225	142	475	296
Non-taxable	24	21	14	45	27
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	4	3	3	7	20
Total interest income	751	679	524	1,430	1,091
Interest expense:
Deposits	12	10	6	22	43
Borrowings	11	9	5	20	11
Total interest expense	23	19	11	42	54
Net interest income	728	660	513	1,388	1,037
Provision for credit losses	35	19	66	54	310
Net interest income after provision for credit losses	693	641	447	1,334	727
Noninterest income:
Gains on investment securities, net	305	167	35	472	81
Gains on equity warrant assets, net	122	222	27	344	40
Client investment fees	15	20	32	35	75
Foreign exchange fees	67	57	36	124	84
Credit card fees	31	28	21	59	50
Deposit service charges	28	25	21	53	45
Lending related fees	18	16	11	34	24
Letters of credit and standby letters of credit fees	13	13	11	26	23
Investment banking revenue	103	142	142	245	188
Commissions	17	24	17	41	33
Other	42	30	16	72	27
Total noninterest income	761	744	369	1,505	670
Noninterest expense:
Compensation and benefits	425	445	320	870	575
Professional services	97	81	64	178	103
Premises and equipment	37	33	28	70	55
Net occupancy	17	18	19	35	37
Business development and travel	3	4	3	7	17
FDIC and state assessments	10	10	7	20	12
Merger-related charges	19	—	—	19	—
Other	45	45	39	90	80
Total noninterest expense	653	636	480	1,289	879
Income before income tax expense	801	749	336	1,550	518
Income tax expense	173	187	88	360	137
Net income before noncontrolling interests and dividends	628	562	248	1,190	381
Net income attributable to noncontrolling interests	(113)	(25)	(14)	(138)	(12)
Preferred stock dividends	(13)	(5)	(5)	(18)	(8)
Net income available to common stockholders	$502	$532	$229	$1,034	$361
Earnings per common share—basic	$9.23	$10.20	$4.44	$19.40	$7.00
Earnings per common share—diluted	9.09	10.03	4.42	19.10	6.97
Weighted average common shares outstanding—basic	54,352,725	52,180,045	51,581,237	53,272,389	51,572,846
Weighted average common shares outstanding—diluted	55,151,596	53,075,690	51,794,833	54,115,083	51,847,538

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in millions, except par value and share data)	June 30, 2021	March 31, 2021	June 30, 2020
Assets:
Cash and cash equivalents	$23,959	$21,255	$14,202
Available-for-sale securities, at fair value (cost $23,776, $26,159 and $17,801, respectively)	23,876	25,986	18,452
Held-to-maturity securities, at amortized cost and net of allowance for credit losses of $5, $1 and less than $1 (fair value of $60,107, $41,187 and $13,541), respectively	59,992	41,165	12,859
Non-marketable and other equity securities	1,943	1,858	1,271
Investment securities	85,811	69,009	32,582
Loans, amortized cost	50,754	47,675	36,727
Allowance for credit losses: loans	(396)	(392)	(590)
Net loans	50,358	47,283	36,137
Premises and equipment, net of accumulated depreciation and amortization	196	180	169
Goodwill	143	143	138
Other intangible assets, net	57	59	47
Lease right-of-use assets	225	234	215
Accrued interest receivable and other assets	2,650	4,184	2,241
Total assets	$163,399	$142,347	$85,731
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$101,259	$84,440	$49,161
Interest-bearing deposits	44,579	39,710	25,345
Total deposits	145,838	124,150	74,506
Short-term borrowings	34	39	51
Lease liabilities	277	287	239
Other liabilities	3,449	6,412	2,623
Long-term debt	1,834	1,338	843
Total liabilities	151,432	132,226	78,262
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; 367,500, 357,500 and 350,000 shares issued and outstanding, respectively	2,064	1,079	340
Common stock, $0.001 par value, 150,000,000 shares authorized; 54,530,307 shares, 54,001,797 shares and 51,740,714 shares issued and outstanding, respectively	—	—	—
Additional paid-in capital	2,755	2,591	1,523
Retained earnings	6,706	6,204	4,842
Accumulated other comprehensive income	142	21	615
Total SVBFG stockholders’ equity	11,667	9,895	7,320
Noncontrolling interests	300	226	149
Total equity	11,967	10,121	7,469
Total liabilities and total equity	$163,399	$142,347	$85,731

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	June 30, 2021			March 31, 2021			June 30, 2020
(Dollars in millions, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$21,069	$4	0.08%	$18,174	$3	0.07%	$11,920	$3	0.08%
Investment securities: (2)
Available-for-sale securities:
Taxable	24,358	73	1.20	28,248	125	1.79	12,784	69	2.18
Held-to-maturity securities:
Taxable	43,352	178	1.65	21,590	100	1.87	10,887	73	2.67
Non-taxable (3)	4,562	31	2.73	3,705	26	2.90	2,153	18	3.42
Total loans, amortized cost (4) (5)	49,812	472	3.80	46,281	430	3.77	36,512	365	4.02
Total interest-earning assets	143,153	758	2.12	117,998	684	2.35	74,256	528	2.85
Cash and due from banks	2,108			1,547			895
Allowance for credit losses: loans	(411)			(484)			(561)
Other assets (6)	5,867			5,754			3,843
Total assets	$150,717			$124,815			$78,433
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$3,096	$1	0.11%	$3,662	$1	0.10%	$2,175	$2	0.31%
Money market deposits	36,452	10	0.11	30,959	9	0.11	17,531	4	0.08
Money market deposits in foreign offices	787	—	0.01	873	—	0.06	291	—	0.04
Time deposits	631	1	0.37	658	—	0.39	187	—	0.75
Sweep deposits in foreign offices	1,264	—	0.01	1,223	—	0.02	1,645	—	0.02
Total interest-bearing deposits	42,230	12	0.11	37,375	10	0.11	21,829	6	0.10
Short-term borrowings	39	—	0.19	12	2	0.07	618	1	0.38
2.100% Senior Notes	267	2	2.35	—	—	—	—	—	—
1.800% Senior Notes	494	2	1.92	319	—	1.98	—	—	—
3.125% Senior Notes	495	4	3.25	495	4	3.29	142	1	3.29
3.50% Senior Notes	348	3	3.63	348	3	3.67	348	3	3.64
Total interest-bearing liabilities	43,873	23	0.21	38,549	19	0.20	22,937	11	0.19
Portion of noninterest-bearing funding sources	99,280			79,449			51,319
Total funding sources	143,153	23	0.06	117,998	19	0.06	74,256	11	0.05
Noninterest-bearing funding sources:
Demand deposits	91,530			73,233			46,088
Other liabilities	4,200			4,021			2,024
Preferred stock	1,610			817			340
SVBFG common stockholders’ equity	9,283			7,984			6,894
Noncontrolling interests	221			211			150
Portion used to fund interest-earning assets	(99,280)			(79,449)			(51,319)
Total liabilities and total equity	$150,717			$124,815			$78,433
Net interest income and margin		$735	2.06%		$665	2.29%		$517	2.80%
Total deposits	$133,760			$110,608			$67,917
Average SVBFG common stockholders’ equity as a percentage of average assets			6.16%			6.40%			8.79%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(7)			(5)			(4)
Net interest income, as reported		$728			$660			$513

(1)Includes average interest-earning deposits in other financial institutions of $1.9 billion, $1.6 billion and $855 million; and $16.7 billion, $14.8 billion and $10.0 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
(2)Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.
(3)Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.
(4)Nonaccrual loans are reflected in the average balances of loans.
(5)Interest income includes loan fees of $68 million, $58 million and $50 million for the quarters ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
(6)Average investment securities of $3.4 billion, $3.4 billion and $1.9 billion for the quarters ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Six months ended
	June 30, 2021			June 30, 2020
(Dollars in millions, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$19,635	$7	0.07%	$9,614	$20	0.42%
Investment securities: (2)
Available-for-sale securities:
Taxable	26,292	197	1.51	13,175	146	2.23
Held-to-maturity securities:
Taxable	32,531	278	1.72	11,281	150	2.67
Non-taxable (3)	4,136	57	2.78	2,027	34	3.43
Total loans, amortized cost (4) (5)	48,056	903	3.79	35,086	748	4.29
Total interest-earning assets	130,650	1,442	2.22	71,183	1,098	3.10
Cash and due from banks	1,823			847
Allowance for credit losses for loans	(448)			(444)
Other assets (6)	5,812			3,834
Total assets	$137,837			$75,420
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$3,377	$2	0.10%	$1,361	$2	0.26%
Money market deposits	33,721	19	0.11	17,572	36	0.42
Money market deposits in foreign offices	830	—	0.04	279	—	0.04
Time deposits	644	1	0.35	175	1	0.89
Sweep deposits in foreign offices	1,244	—	0.02	1,764	4	0.45
Total interest-bearing deposits	39,816	22	0.11	21,151	43	0.41
Short-term borrowings	26	—	0.16	794	3	0.84
2.100% Senior Notes	134	2	2.35	—	—	—
1.800% Senior Notes	407	4	1.94	—	—	—
3.125% Senior Notes	495	8	3.27	71	2	3.29
3.50% Senior Notes	348	6	3.65	348	6	3.64
Total interest-bearing liabilities	41,226	42	0.21	22,364	54	0.48
Portion of noninterest-bearing funding sources	89,424			48,819
Total funding sources	130,650	42	0.06	71,183	54	0.15
Noninterest-bearing funding sources:
Demand deposits	82,432			43,712
Other liabilities	4,111			2,151
Preferred stock	1,216			340
SVBFG common stockholders’ equity	8,636			6,703
Noncontrolling interests	216			150
Portion used to fund interest-earning assets	(89,424)			(48,819)
Total liabilities and total equity	$137,837			$75,420
Net interest income and margin		$1,400	2.16%		$1,044	2.95%
Total deposits	$122,248			$64,863
Average SVBFG stockholders’ equity as a percentage of average assets			6.27%			8.89%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(12)			(7)
Net interest income, as reported		$1,388			$1,037

(1)Includes average interest-earning deposits in other financial institutions of $1.8 billion and $898 million for the six months ended June 30, 2021 and June 30, 2020. The balance also includes $15.8 billion and $7.8 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the six months ended June 30, 2021 and June 30, 2020, respectively.
(2)Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.
(3)Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.
(4)Nonaccrual loans are reflected in the average balances of loans.
(5)Interest income includes loan fees of $126 million and $86 million for the six months ended June 30, 2021 and June 30, 2020, respectively.
(6)Average investment securities of $3.4 billion and $1.7 billion for the six months ended June 30, 2021 and June 30, 2020, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Six months ended
(Shares in thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Weighted average common shares outstanding—basic	54,353	52,180	51,581	53,272	51,573
Effect of dilutive securities:
Stock options and employee stock purchase plan	272	294	114	274	140
Restricted stock units	527	602	100	568	135
Total effect of dilutive securities	799	896	214	842	275
Weighted average common shares outstanding—diluted	55,152	53,076	51,795	54,114	51,848
Credit Quality

(Dollars in millions, except ratios)	June 30, 2021	March 31, 2021	June 30, 2020
Nonaccrual, past due and restructured loans:
Nonaccrual loans	$79	$90	$94
Loans past due 90 days or more still accruing interest	3	5	—
Total nonperforming loans	82	95	94
OREO and other foreclosed assets	1	1	—
Total nonperforming assets	$83	$96	$94
Nonperforming loans as a percentage of total loans	0.16%	0.20%	0.26%
Nonperforming assets as a percentage of total assets	0.05	0.07	0.11
Allowance for credit losses for loans	$396	$392	$590
As a percentage of total loans	0.78%	0.82%	1.61%
As a percentage of total nonperforming loans	482.93	413.51	624.80
Allowance for credit losses for nonaccrual loans	$38	$42	$54
As a percentage of total loans	0.07%	0.09%	0.15%
As a percentage of total nonperforming loans	46.34	44.18	57.61
Allowance for credit losses for total performing loans	$358	$350	$536
As a percentage of total loans	0.71%	0.73%	1.46%
As a percentage of total performing loans	0.71	0.74	1.46
Total loans	$50,754	$47,675	$36,727
Total performing loans	50,672	47,580	36,633
Allowance for credit losses for unfunded credit commitments (1)	120	105	99
As a percentage of total unfunded credit commitments	0.33%	0.31%	0.35%
Total unfunded credit commitments (2)	$36,385	$33,987	$28,127

(1)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(2)Includes unfunded loan commitments and letters of credit.

Use of Non-GAAP Financial Measures
To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP SVB Leerink revenue, non-GAAP core fee income plus non-GAAP SVB Leerink revenue, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities, equity warrant assets and income and expenses related to SVB Leerink, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:
•Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.
In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•Non-GAAP core fee income plus SVB Leerink revenue — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Non-GAAP core fee income — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our non-GAAP SVB Leerink revenue, and represents client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Non-GAAP SVB Leerink revenue — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our non-GAAP core fee income, and represents investment banking revenue and commissions. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Non-GAAP core operating efficiency ratio — This ratio excludes income and expenses related to SVB Leerink and certain financial items where performance is typically subject to market or other conditions beyond our control as well as other non-recurring expenses. It is calculated by dividing noninterest expense after adjusting for noninterest expense attributable to SVB Leerink, merger-related charges resulting from the acquisition of Boston Private and other non-recurring expenses by total revenue after adjusting for net interest income attributable to SVB Leerink, net gains or losses on investment securities and equity warrant assets, investment banking revenue and commissions. Additionally, noninterest expense and total revenue are adjusted for income or losses and expenses attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis. This ratio is used by management to evaluate the operating efficiency of our core banking business.

•Tangible common equity, or tangible book value, to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

	Three months ended					Six months ended
Non-GAAP core fee income plus SVB Leerink revenue, non-GAAP SVB Leerink revenue and non-GAAP core fee income (Dollars in millions)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
GAAP noninterest income	$761	$744	$622	$547	$369	$1,505	$670
Less: gains on investment securities, net	305	167	150	190	35	472	81
Less: net gains on equity warrant assets	122	222	144	54	27	344	40
Less: other noninterest income	42	30	21	49	16	72	27
Non-GAAP core fee income plus SVB Leerink revenue	$292	$325	$307	$254	$291	$617	$522
Investment banking revenue	103	142	133	92	142	245	188
Commissions	17	24	18	16	17	41	33
Less: non-GAAP SVB Leerink revenue	$120	$166	$151	$108	$159	$286	$221
Non-GAAP core fee income	$172	$159	$156	$146	$132	$331	$301

	Three months ended					Six months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in millions)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
GAAP net gains on investment securities	$305	$167	$150	$190	$35	$472	$81
Less: income attributable to noncontrolling interests, including carried interest allocation	113	25	46	28	14	138	13
Non-GAAP net gains on investment securities, net of noncontrolling interests	$192	$142	$104	$162	$21	$334	$68

	Three months ended					Six months ended
Non-GAAP core operating efficiency ratio (Dollars in millions, except ratios)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
GAAP noninterest expense	$653	$636	$665	$491	$480	$1,289	$879
Less: expense attributable to noncontrolling interests	—	—	—	—	—	—	—
Non-GAAP noninterest expense, net of noncontrolling interests	653	636	665	491	480	1,289	879
Less: expense attributable to SVB Leerink	99	136	131	78	109	235	171
Less: real estate expenses	—	—	29	—	—	—	—
Less: charitable donation of net PPP loan origination fees	—	—	20	—	—	—	—
Less: Merger-related charges	19	—	—	—	—	19	—
Non-GAAP noninterest expense, net of noncontrolling interests, SVB Leerink and other non-recurring expenses	$535	$500	$485	$413	$371	$1,035	$708

GAAP net interest income	$728	$660	$592	$528	$513	$1,388	$1,037
Adjustments for taxable equivalent basis	7	5	5	4	4	12	7
Non-GAAP taxable equivalent net interest income	735	665	597	532	517	1,400	1,044
Less: income attributable to noncontrolling interests	—	—	—	—	—	—	—
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	735	665	597	532	517	1,400	1,044
Less: net interest income attributable to SVB Leerink	—	—	—	—	—	—	—
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests and SVB Leerink	$735	$665	$597	$532	$517	$1,400	$1,044

GAAP noninterest income	$761	$744	$622	$547	$369	$1,505	$670
Less: income attributable to noncontrolling interests, including carried interest allocation	113	25	46	28	14	138	12
Non-GAAP noninterest income, net of noncontrolling interests	648	719	576	519	355	1,367	658
Less: Non-GAAP net gains on investment securities, net of noncontrolling interests	192	142	104	162	21	334	69
Less: net gains on equity warrant assets	122	222	144	54	27	344	40
Less: investment banking revenue	103	142	133	92	142	245	188
Less: commissions	17	24	18	16	17	41	33
Non-GAAP noninterest income, net of noncontrolling interests and net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$214	$189	$177	$195	$148	$403	$328

GAAP total revenue	$1,489	$1,404	$1,214	$1,075	$882	$2,893	$1,707
Non-GAAP taxable equivalent revenue, net of noncontrolling interests, SVB Leerink, net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$949	$854	$774	$727	$665	$1,803	$1,372

Operating efficiency ratio	43.85%	45.31%	54.79%	45.66%	54.39%	44.56%	51.48%
Non-GAAP core operating efficiency ratio	56.38	58.52	62.67	56.86	55.70	57.40	51.59

	Period-end balances at
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in millions)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
GAAP non-marketable and other equity securities	$1,943	$1,858	$1,802	$1,548	$1,271
Less: amounts attributable to noncontrolling interests	298	226	213	168	147
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$1,645	$1,632	$1,589	$1,380	$1,124

	Period-end balances at
SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in millions, except ratios)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
GAAP SVBFG stockholders’ equity	$11,667	$9,895	$8,220	$7,793	$7,320
Less: preferred stock	2,064	1,079	340	340	340
Less: intangible assets	200	202	204	183	185
Tangible common equity	$9,403	$8,614	$7,676	$7,270	$6,795
GAAP total assets	$163,399	$142,347	$115,511	$96,917	$85,731
Less: intangible assets	200	202	204	183	185
Tangible assets	$163,199	$142,145	$115,307	$96,734	$85,546
Risk-weighted assets	$78,228	$71,059	$64,681	$54,738	$49,682
Tangible common equity to tangible assets	5.76%	6.06%	6.66%	7.52%	7.94%
Tangible common equity to risk-weighted assets	12.02	12.12	11.87	13.28	13.68

	Period-end balances at
Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in millions, except ratios)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Tangible common equity	$10,428	$8,766	$7,069	$6,104	$5,821
Tangible assets	$161,197	$140,231	$113,303	$95,012	$84,215
Risk-weighted assets	$75,795	$68,058	$61,023	$51,793	$47,838
Tangible common equity to tangible assets	6.47%	6.25%	6.24%	6.42%	6.91%
Tangible common equity to risk-weighted assets	13.76	12.88	11.58	11.79	12.17